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EXHIBIT 10.7.2

LIVEPERSON, INC.
462 Seventh Avenue, 10th Floor
New York, New York 10018
October 12, 2000

Eitan Ron
1 Moshe Sne Street, Ra'anana
Israel

Dear Mr. Ron:

        This letter is provided to you in connection with your Employment Agreement with HumanClick Ltd., a private company organized under the laws of the State of Israel ("HumanClick"), of even date herewith (the "Employment Agreement"), concurrent with the purchase by LivePerson, Inc., a Delaware corporation ("LivePerson"), of all of the issued and outstanding capital stock of HumanClick pursuant to that certain Stock Purchase Agreement, of even date herewith, by and between LivePerson, HumanClick and the shareholders of HumanClick named in Schedule I thereto.

        By this letter, LivePerson hereby agrees that (i) it will cause HumanClick to fulfill its obligations pursuant to the Employment Agreement, and (ii) in the event that you are entitled to any payments pursuant to the Employment Agreement and HumanClick fails to pay you any such amounts due, LivePerson will pay such amounts and at the times as required under the Employment Agreement.

LIVEPERSON, INC.
By:	/s/ ROBERT P. LOCASCIO Name: Robert P. LoCascio Title: President

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  EXHIBIT 10.7.2